Exhibit 10.2

GREEN MOUNTAIN COFFEE ROASTERS, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Article 1 - Purpose.

This Green Mountain Coffee Roasters, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of Green Mountain Coffee Roasters, Inc. (the “Company”), a Delaware corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The plan of which the current Plan is an amendment and restatement was approved by the shareholders of the Company on March 26, 1999.

The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2 - Administration of the Plan.

The Organizational Development and Compensation Committee of the Board of Directors (the “Committee”) will administer the Plan. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Notwithstanding the foregoing, the Board of Directors shall at all times retain the power to administer this Plan in lieu of the Organizational Development and Compensation Committee. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3 - Eligible Employees.

All employees of the Company or of any of its participating subsidiaries who have completed 30 days of employment and whose customary employment is more than 20 hours per week (“eligible employees”) shall be eligible to receive options under the Plan. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4 - Stock Subject to the Plan.

The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued common stock, par value $0.10 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares remaining issuable under the Plan as of January 18, 2008 is 631,032.

Article 5 - Payment Period and Stock Options.

The Payment Periods under the Plan shall consist of (i) a period commencing on the last Sunday in September of each year and ending on the last Saturday in March of each year and (ii) a period commencing on the last Sunday in March of each year and ending on the last Saturday of September of each year. Subject to the limitation set forth in the last paragraph of this Article 5, on the first business day of each Payment Period the Company will grant to each participant in the Plan an option to purchase up to 2,500 shares or, if fewer, the number of shares determined under Article 6. The per share exercise price (the “Option Price”) for each such option shall be the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Payment Period and (ii) 85% of the fair market value of the Common Stock on the last business day of the Payment Period, in either event rounded up to avoid fractions of a dollar other than  1/4,  1/2, and  3/4. Fair market value of the Stock shall be determined by the Administrator.

No employee shall be granted an option that permits the employee’s right to purchase stock under the Plan and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. If the participant’s accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6 - Exercise of Option.

Subject to the limitations in Article 16, each eligible employee who is a participant on the last business day of a Payment Period shall be deemed to have exercised his or her option on such date and thereby to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan, not in excess of 2,500 shares, as the participants accumulated payroll deductions will purchase at the Option Price, subject to the Section 423(b)(8) limitation described in Article 5. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period, but no other amounts may be carried forward.

Article 7 - Authorization for Entering the Plan.

An eligible employee may elect to participate for a Payment Period by executing and delivering to the Company a payroll deduction and participation authorization in accordance with procedures prescribed by and in a form acceptable to the Committee. The Committee may establish a deadline in advance of the commencement of the Payment Period by which any such authorization must be delivered. Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

Article 8 - Maximum Amount of Payroll Deductions.

An eligible employee may request payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than ten percent (10%) of the employee’s total compensation, including base pay or salary and any overtime, bonuses or commissions. The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 9 - Change in Payroll Deductions.

Deductions may not be increased or decreased during a Payment Period. However, a participant may withdraw in full from the Plan.

Article 10 - Withdrawal from the Plan.

A participant may withdraw from the Plan (in whole but not in part) for a Payment Period at any time prior to the last day of the Payment Period by delivering a withdrawal notice to the Company, in which case the Company will promptly refund the entire balance of the participant’s deductions not previously used to purchase stock under the Plan.

Article 11 - Issuance of Stock.

Shares purchased upon exercise of an option shall be issued as soon as practicable after the Payment Period. Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12 - Adjustments.

In the event of any change in the outstanding Common Stock of the Company by reason of a stock dividend, split-up, recapitalization, merger, consolidation or other reorganization, the aggregate number and class of shares available under the Plan, the number and class of shares under option but not exercised, the option price and other Plan terms, including share limits, shall be appropriately adjusted; provided, however, that no such adjustment shall be made unless the Company shall be satisfied that it will not constitute a modification of the options granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

Article 13 - Equal Rights and Privileges; No Transfer or Assignment of Employee’s Rights.

All participants granted options under the Plan shall have the same rights and privileges, and each participant’s rights and privileges under the Plan shall be exercisable only by him or her and shall not be sold, pledged, assigned, or transferred in any manner.

Article 14 - Termination of Employment.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her option rights under the Plan shall immediately terminate and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the participant on the day the interruption occurs.

Article 15 - Termination and Amendments to Plan.

The Plan may be terminated at any time by the Company’s Board of Directors. Upon termination of the Plan, the Board may either (i) provide that then-outstanding options be administered in accordance with their terms, or (ii) accelerate the exercise date for then-outstanding options by specifying that the Payment Period in which such action occurs will end on a date earlier than its originally scheduled end date. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) materially increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause the provisions of Section 16(b) of the Securities Exchange Act of 1934 to become inapplicable to the Plan.

Article 16 - Restrictions on the Exercise of Options.

The Committee, in its sole discretion, may require as a condition to the exercise of options that the underlying shares be registered under the Securities Act of 1933, as amended, and that all other legal requirements necessary, or in the Committee’s opinion, desirable from the Company’s standpoint, to the exercise of the options be satisfied or waived.

Article 17 - Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 18 - Optionees Not Stockholders.

An employee shall not have any of the rights and privileges of a shareholder of the Company and shall not receive any dividends in respect to any shares of Stock subject to an option hereunder, unless and until he has been issued such shares.

Article 19 - Withholding of Additional Income Taxes.

All payroll deductions under the Plan will be made on an after-tax basis and will be subject to applicable tax withholdings.

Article 20 - Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares and to any Nasdaq or other applicable stock exchange requirements.

Article 21 - No Special Employment Rights.

The Plan does not, directly or indirectly, create in any employee any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

Article 22 - Governing Law.

The Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and shall be construed accordingly.